Exhibit 99.2

BIOLASE ANNOUNCES CLOSING OF OVERSUBSCRIBED RIGHTS OFFERING

IRVINE, Calif., July 22, 2020 – BIOLASE, Inc. (NASDAQ: BIOL), a global leader in dental lasers, further strengthened its balance sheet today as it closed the Company’s previously announced rights offering (the “Offering”). At the closing, BIOLASE issued and sold an aggregate of 18,000 shares of its Series F convertible preferred stock, each of which is convertible into 2,500 shares of our common stock at a conversion price of $0.40 per share and warrants to purchase an additional 45,000,000 shares of our common stock at an exercise price of $0.40 per share, pursuant to the exercise of subscription rights and oversubscription rights in the Offering. The Offering, which was oversubscribed, raised total gross proceeds of $18.0 million, excluding any proceeds that may be received by the Company from the future exercise of the warrants included in the units. BIOLASE believes that the proceeds it received in the Offering, when combined with the $5.0 million it had in cash and cash equivalents on June 30, 2020 will enable the Company to effectively execute on its growth strategy.

“The strength of investor interest in the Offering enabled us to exceed our original capital-raising goal, and, we believe, demonstrated investor confidence in our growth strategy, which was beginning to show positive progress prior to the pandemic,” commented Todd Norbe, President and Chief Executive Officer. “We believe that this investor enthusiasm also reflects the increasing recognition of the potential of our proprietary laser products to advance the practice of dentistry significantly. One example of this is the landmark head-to-head study conducted by the McGuire Group that was recently published in the Journal of Periodontology and concluded that our BIOLASE REPAIR® Perio protocol is superior for procedure time and patient-reported outcomes when compared to today’s traditional open flap procedures used to treat moderate to severe generalized periodontitis.

“Additionally, the U.S. Food and Drug Administration’s (FDA) clearance of our EPIC Hygiene laser in March provides a highly advantageous treatment approach for Laser Bacterial Reductions as it meets health guidelines to minimize the risk of transmitting infectious pathogens, such as COVID-19.

“We at BIOLASE remain committed to offering solutions for dental professionals looking to treat their patients in the safest way possible, and with our strengthened balance sheet, we intend to continue to provide dentists with innovative solutions to meet their unique needs in these new and challenging times.”

The Offering was made pursuant to BIOLASE’s initial registration statement on Form S-1 (No. 333-238914) which was declared effective by the U.S. Securities and Exchange Commission (SEC) on July 1, 2020 and an additional registration statement on Form S-1 (No. 333-239876) which became effective on July 15, 2020. The prospectus relating to and describing the terms of the Offering has been filed with the SEC as a part of the initial registration statement and is available on the SEC’s website at http://www.sec.gov.

Maxim Group LLC, The Benchmark Company, LLC and Colliers Securities LLC acted as joint Dealer-Managers for the Offering.

About BIOLASE, Inc.

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 261 patented and 52 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. BIOLASE has sold over 41,200 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online:

at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram

at www.instagram.com/waterlase_laserdentistry, and LinkedIn

at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Note on Forward-looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements, predictions, or expectations regarding BIOLASE’s revenue during the second quarter of 2020. Forward-looking statements can be identified through the use of words such as may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, the coronavirus (COVID-19) and the effects of the outbreak and actions taken in connection therewith, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the “Risk Factors” section of BIOLASE’s annual report filed on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

Contacts:

BIOLASE, Inc.

John R. Beaver, Executive Vice President and Chief Financial Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com